Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. ACHIEVES PROFITABILITY
IN SECOND QUARTER

Richardson, Texas – August 13, 2008 – Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2008.

Intrusion’s net income was $41 thousand in the second quarter 2008 compared to a $0.5 million net loss for the second quarter 2007.

Revenue for the second quarter 2008 was $1.3 million compared to $1.0 million for the second quarter 2007.

Gross profit margin was 66 percent of revenue in the second quarter of 2008 compared to 61 percent of revenue in the second quarter of 2007.

Intrusion’s second quarter 2008 operating expenses were $0.8 million, compared to $1.1 million for the second quarter 2007.

As of June 30, 2008, Intrusion reported cash and cash equivalents of $0.2 million, working capital of $(1.3) million and debt of $1.2 million.

 “Revenue increased 28%, gross profit margin increased from 61% to 66% and operating expenses decreased 31% in the second quarter of 2008 compared to the second quarter of 2007.  These positive achievements resulted in net income for the second quarter of 2008,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.  “The growth in revenue and profit in the second quarter was primarily driven by the $2.5 million of orders booked in the first half of the year.  We entered the third quarter with a backlog of $1.0 million,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 20, 2008 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 58845317.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions.  In addition, Intrusion offers deployment technologies along with security services for the information-driven economy.  Intrusion’s product families include the Compliance Commander™ for regulated information compliance, data privacy protection and identity theft prevention, TraceCop™ identification and location service, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and the recent loss of our Nasdaq listing, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2008	2007
ASSETS

Current Assets:
Cash and cash equivalents	$212	$362
Accounts receivable, net of allowance for doubtful accounts of $40 in 2008 and 2007	554	110
Inventories, net	83	146
Prepaid expenses	64	75
Total current assets	913	693

Property and equipment, net	121	144
Other assets	39	39
TOTAL ASSETS	$1,073	$876

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Line of credit	$—	$100
Loan payable to officer	1,180	—
Accounts payable and accrued expenses	736	688
Deferred revenue	266	312
Total current liabilities	2,182	1,100

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 260
Liquidation preference of $1,347 as of June 30, 2008	918	918
Series 2 shares issued and outstanding – 460
Liquidation preference of $1,184 as of June 30, 2008	724	724
Series 3 shares issued and outstanding – 354 in 2008
Liquidation preference of $795 as of June 30, 2008	504	504

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 11,648
Outstanding shares – 11,638	116	116
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	55,475	55,527
Accumulated deficit	(58,305)	(57,472)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ deficit	(1,109)	(224)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,073	$876

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenue	$1,283	$1,003	$1,746	$2,095
Cost of revenue	440	393	620	814

Gross profit	843	610	1,126	1,281

Operating expenses:
Sales and marketing	361	504	732	1,019
Research and development	195	388	710	811
General and administrative	230	248	496	475

Operating income (loss)	57	(530)	(812)	(1,024)

Interest income (expense), net	(16)	(1)	(22)	1
Other income	—	1	—	1

Income (loss) before income taxes	41	(530)	(834)	(1,022)
Income tax provision	—	—	—	—
Net income (loss)	41	(530)	(834)	(1,022)
Preferred stock dividends accrued	(40)	(43)	(105)	(86)
Net income (loss) attributable to common stockholders	$1	$(573)	$(939)	$(1,108)
Net income (loss) per share attributable to common stockholders (basic and diluted)	$0.00	$(0.06)	$(0.08)	$(0.12)
Weighted average shares outstanding
- Basic and Diluted	11,638	9,271	11,638	8,873